-                         REICH & TANG DISTRIBUTORS, INC.
                                600 Fifth Avenue
                            New York, New York 10020
                                 (212) 830-5200



                                     FORM OF
        DOMESTIC PROPRIETARY CLASS SUB-DISTRIBUTION AND SERVICE AGREEMENT



          Reich & Tang Distributors, Inc. ("R&T") serves as distributor of the money market funds listed in Exhibit A (the "Funds"). These funds are Maryland corporations. The Funds are open-end investment companies registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"). The Funds propose to offer a class of shares of each Fund, $.001 par value, to be offered to customers of [ ](clients of [CLIENT NAME] ("[CLIENT ACRONYM]")) ("[SHARE NAME ACRONYM]"), in accordance with the terms and conditions contained in a separate prospectus and the related Statement of Additional Information (the "SAI") of each of the Funds. Reich & Tang Asset Management, LLC (the "Manager") serves as manager for the Funds. The terms "Prospectus" and "SAI" as used herein refer to the separate prospectus or related Statement of Additional Information of each Fund on file with the Securities and Exchange Commission; which is part of the most recent registration statement effective from time to time under the Securities Act of 1933, as amended (the "Securities Act"). In connection with the offering of [SHARE NAME ACRONYM] Shares to the public, [CLIENT ACRONYM] may place or facilitate the placement of orders for purchase and redemption of [SHARE NAME ACRONYM] Shares for and on behalf of customers of [CLIENT ACRONYM] on the following terms and conditions:

          1. Services. (a) [CLIENT ACRONYM] is hereby authorized to provide distribution assistance to R&T in connection with the sale of [SHARE NAME ACRONYM] Shares and to (i) place orders through R&T for purchases of [SHARE NAME ACRONYM] Shares and (ii) tender [SHARE NAME ACRONYM] Shares through R&T for redemption, in each case subject to the terms and conditions set forth in each Prospectus and SAI.

         (b) [CLIENT ACRONYM] agrees to provide certain shareholder servicing activities (as listed in Exhibit B) for customers of [CLIENT ACRONYM] (the "Customers") who have purchased [SHARE NAME ACRONYM] Shares.

          2.  Compensation.  (a) In  consideration  of the  services  listed  in
Section 1 of this Agreement and facilities provided by [CLIENT ACRONYM] hereunder, R&T will pay or cause the Funds to pay an annual fee to [CLIENT ACRONYM] equal to the actual total expense ratio (net of any waivers or reimbursements) of the [SHARE NAME ACRONYM] Shares of each Fund less the Retained Amount ([ ] basis points on the first $250 million of average daily aggregate assets, [ ] basis points on the next $500 million of average daily aggregate assets, [ ] basis points on the next $500 million of average daily aggregate assets, and [ ] basis points of average daily aggregate assets over $1.25 billion of the [SHARE NAME ACRONYM] Shares held from time to time by or on behalf of the Customers). The fee for each Fund for such services will be computed daily and payable monthly. For purposes of determining the fees payable under this Agreement, the average daily net asset value of the Customers' Fund Shares will be computed in the manner specified in each Fund's registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of [SHARE NAME ACRONYM] Shares for purposes of purchases and redemptions. R&T represents to [CLIENT ACRONYM] that this Agreement and the payment of such service and distribution fees by R&T and the Funds have been authorized and approved by the Funds.

         b) In consideration of the incurring of significant costs and expenses by R&T to support the [SHARE NAME ACRONYM] Shares, the parties agree that to the extent the annual Retained Amount is less than [$ ] (the "Base Amount") in any twelve month period beginning on January 1 and ending on December 31 (commencing on January 1, 2004) (the "Fiscal Period") for so long as this Agreement is in effect, [CLIENT ACRONYM] will be required to pay R&T the difference between the Base Amount and the annual Retained Amount. The Retained Amount will be calculated based on the average daily aggregate assets of the [SHARE NAME ACRONYM] Shares for the Fiscal Period. If any payment is due, R&T will notify [CLIENT ACRONYM] in writing of the amount of the payment and will provide such reasonable documentation as [CLIENT ACRONYM] may request to support the basis for its calculations. Any such payment must be received by R&T within 30 days from receipt of the notice. The Base Amount for the first twelve month period ending December 31, 2004 shall be reduced based upon the number of days during the fiscal period that the Agreement was in effect.


          3. Compliance with Law. [CLIENT ACRONYM] agrees that it will comply with the provisions contained in the Securities Act governing the distribution of Prospectuses to persons to whom [CLIENT ACRONYM] offers [SHARE NAME ACRONYM] Shares, and, if requested by Customers, will deliver SAIs. [CLIENT ACRONYM] further agrees that it will deliver, if requested by R&T, copies of any amended Prospectus to Customers whose [SHARE NAME ACRONYM] Shares [CLIENT ACRONYM] is holding as record owner and to deliver to such Customers copies of the annual and interim financial reports and proxy solicitation materials of the Funds. R&T agrees to furnish to [CLIENT ACRONYM] as many copies of the

Prospectus and SAI, annual and interim financial reports and proxy solicitation materials as [CLIENT ACRONYM] may reasonably request.

          4. Representations. [CLIENT ACRONYM] represents, warrants and agrees that (a) it is a member in good standing of NASD. [CLIENT ACRONYM] agrees that it will not offer [SHARE NAME ACRONYM] Shares to persons in any jurisdiction in which [CLIENT ACRONYM] may not lawfully make such offer due to the fact that [CLIENT ACRONYM] has not registered under, or is not exempt from, the applicable registration or licensing requirements of such jurisdiction. [CLIENT ACRONYM] represents that it complies with all laws with respect to [CLIENT ACRONYM]'s duties thereunder.


          (b) [CLIENT ACRONYM] will undertake to comply with all applicable laws rules and regulations governing its performance of the services hereunder, including all recordkeeping, reporting (including unclaimed property reporting) and account maintenance requirements, and including any requirement [CLIENT ACRONYM] may have to disclose to its customers the receipt and the amount of the Fee.

          (c) All purchases, redemptions and exchanges of [SHARE NAME ACRONYM] Shares contemplated by this Agreement shall be effected by [CLIENT ACRONYM] for its customers in accordance with each Fund's then current prospectus, and in accordance with applicable laws and regulations, including, but not limited to, the pricing requirements of Rule 22c-1 of the Investment Company Act of 1940, as amended.

          (d) It has adopted policies and procedures reasonably designed to ensure that orders for [SHARE NAME ACRONYM] Shares ("Fund Orders") received prior to the time at which a Fund's net asset value is calculated, as specified in the Fund's prospectus ("Close of Trading") are segregated from Fund Orders received after the Close of Trading, and that such orders be properly transmitted to the Funds (or their agents) for execution at the current day's net asset value ("NAV") and that such procedures either prevent or detect on a timely basis instances of noncompliance with the policy with respect to the receipt and processing of Fund Orders

          (e) It has adopted policies and procedures reasonably designed to ensure that Fund Orders received after the Close of Trading are properly transmitted to the Funds (or their agents) for execution at the next day's NAV;

          (f) [CLIENT ACRONYM] will promptly notify R&T in the event that it is unable, for any reason, to perform any of its duties or obligations under this Agreement or there is a material failure to comply with its representations and warranties made herein above.

          5. Registration and Qualification of Shares. (a) The Funds have registered an indefinite number of [SHARE NAME ACRONYM] Shares under the Securities Act. In addition, the Funds have filed Articles Supplementary and Articles of Amendment with the State of Maryland to reflect the creation of the [SHARE NAME ACRONYM] Shares. R&T will provide [CLIENT ACRONYM] with a list of the states or other jurisdictions in which the [SHARE NAME ACRONYM] Shares have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states, and will notify [CLIENT ACRONYM] in writing of any changes to that list; provided that [CLIENT ACRONYM] understands and acknowledges that [CLIENT ACRONYM] shall assume no responsibility or obligation as to [CLIENT ACRONYM]'s right as a broker/dealer to sell [SHARE NAME ACRONYM] Shares in any jurisdiction.

          (b) At all times subsequent hereto, the Prospectus, SAI and all other written material provided by R&T for distribution to Customers ("Promotional Material") will comply in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. Each of the Prospectus, SAI and each item of Promotional Material will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which such statements are made, not misleading; provided, however, that this representation and warranty does not apply to statements made or omitted in reliance upon, and in conformity with, written information furnished to R&T with respect to [CLIENT ACRONYM] by or on behalf of [CLIENT ACRONYM], expressly for use in the Prospectus, SAI or Promotional Material.

          6. Authority. Each Fund shall have full authority to take such action as it deems advisable in respect of all matters pertaining to the offering of the [SHARE NAME ACRONYM] Shares, including the right in its discretion, without notice, to suspend sales or withdraw the offering of [SHARE NAME ACRONYM] Shares entirely.

          7. Recordkeeping. [CLIENT ACRONYM] understands and agrees that [CLIENT ACRONYM], and not R&T, the Manager or the Funds, shall be responsible for obtaining and maintaining taxpayer certifications under applicable law, including the satisfaction of any penalties imposed for failure to obtain and maintain such information under and in accordance with applicable law with respect to accounts established by [CLIENT ACRONYM]. [CLIENT ACRONYM] also agrees that it will (i) maintain all records required by law relating to transactions in [SHARE NAME ACRONYM] Shares and, upon request by the Funds, promptly make such of these records available to the Funds as the Funds may reasonably request in connection with its operations; and (ii) promptly notify R&T if [CLIENT ACRONYM] experiences any difficulty in maintaining the records described in the foregoing clauses in an accurate and complete manner.

          8. Liability. R&T and the Funds shall be under no liability to [CLIENT ACRONYM] except for lack of good faith and for obligations expressly assumed by them hereunder. [CLIENT ACRONYM] shall be under no liability to R&T except for lack of good faith and for obligations expressly assumed by [CLIENT ACRONYM] hereunder. In carrying out their obligations, R&T and [CLIENT ACRONYM] each agree to act in good faith and without negligence. Nothing contained in this Agreement is intended to operate as a waiver by R&T, the Manager and the Funds or [CLIENT ACRONYM] of compliance with any provision of the Investment Company Act, the Securities Act, the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder or rules and regulations promulgated by the NASD.

          9.  Indemnification.  For  all  purposes  of  this  Agreement  [CLIENT
ACRONYM] will be deemed to be an independent contractor and will have no authority to act as agent for R&T or the Funds in any manner or in any respect, other than as specifically set forth herein and in the exhibits hereto. By [CLIENT ACRONYM]'s and R&T's written acceptance of this Agreement, [CLIENT ACRONYM] and R&T (as the case may be, "Indemnifying Party") each agree to and do release, indemnify, defend and hold the other (in each case, the "Indemnified Party") harmless from and against any and all direct and indirect liabilities or losses (including without limitation reasonable court costs and attorneys' fees) resulting from any directions, actions or inactions of the Indemnifying Party or its officers, employees, or agents, except, however, to the extent arising from the negligence, bad faith or willful wrongdoing of the Indemnified Party or its officers, employees, or agents regarding its responsibilities hereunder. R&T will indemnify and hold harmless [CLIENT ACRONYM], each of its directors, officers, employees, and agents, and each person who is or maybe deemed to be controlling, controlled by or under common control with [CLIENT ACRONYM], from and against any and all direct and indirect claims, damages, losses, liabilities, or expenses (including the reasonable costs of investigation and reasonable attorney's fees) resulting from (i) any violation of any law, rule, or regulation relating to the registration or qualification of shares of a Fund; or (ii) any untrue statement, or alleged untrue statement, of a material fact contained in any Fund's registration statement or any offering documents, sales literature, or marketing materials that R&T, a Fund or any of their affiliates provide to [CLIENT ACRONYM], or any omission, or alleged omission, to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that R&T will not be liable for indemnification hereunder to the extent that any claim, damage, loss, liability, or expense results from the willful misconduct or gross negligence, as measured by industry standards, of [CLIENT ACRONYM] or its affiliates. This paragraph shall survive the termination of this Agreement.

          10. Effective Date and Term. This Agreement is effective on the date hereof and shall extend for a period of three (3) years from the date of the initial purchase of [SHARE NAME ACRONYM] Shares of a Fund, (the "Initial Term"). Following the Initial Term, this Agreement shall automatically renew for successive three (3) year terms , unless a Party notifies the other

Party that is does not desire to renew this Agreement by providing such notice of non-renewal in writing within six (6) months of the date the current term is due to expire. R&T may terminate this Agreement at any time upon six (6) months written notice to [CLIENT ACRONYM] including during the Initial Term, if the average daily aggregate assets of the [SHARE NAME ACRONYM] Shares fall below [$______] [CLIENT ACRONYM] may terminate this agreement at any time, including the Initial Term if (i) options[SHARE NAME ACRONYM] and brokers[SHARE NAME ACRONYM] terminate their client relationship with [CLIENT ACRONYM] and (ii) options[SHARE NAME ACRONYM] and brokers[SHARE NAME ACRONYM] continue to distribute the [SHARE NAME ACRONYM] Shares through R&T and sign a Domestic Proprietary Class Sub-Distribution and Service Agreement with R&T that has a term that extends through the date of the existing term of this Domestic Proprietary Class Sub-Distribution Agreement between R&T and [CLIENT ACRONYM].

          11. Termination. Notwithstanding any provision to the contrary contained herein, this Agreement shall automatically terminate in the event that the contract between the Funds and the Manager is terminated. This Agreement shall automatically terminate in the event of its assignment, as defined in the Investment Company Act. This Agreement may also be terminated at any time for any reason or no reason without penalty by the vote of a majority of the members of the Board of Directors of a Fund who are not "interested persons" (as such phrase is defined in the Investment Company Act) and have no direct or indirect financial interest in the operation of the plan of distribution with respect to the [SHARE NAME ACRONYM] Shares and any related agreement, or by the vote of a majority of the "outstanding voting securities" (as defined in the Investment Company Act) of the [SHARE NAME ACRONYM] Shares of a Fund. R&T may also terminate this Agreement, including during the Initial Term, upon (30) days written notice to [CLIENT ACRONYM] in the event applicable laws or regulations no longer permit R&T to perform the services hereunder or no longer permit payments by the Funds to R&T under the Funds' 12b-1 Plans or related agreements.

          In the event this  Agreement is  terminated  in  accordance  with this
Section 11 or in the event R&T  terminates  the  Agreement  in  accordance  with
Section 10 as a result of the average daily aggregate assets of the [SHARE NAME ACRONYM] Shares falling below $250 million, the amount of any payment that [CLIENT ACRONYM] is required to pay to R&T under Section 2(b) shall be reduced based upon the number of days during the Fiscal Period that the Agreement was in effect. That is, the reduced amount will be based upon a revised Base Amount equal to the product of (i) the Base Amount and (ii) a fraction, the numerator of which is the number of days during the Fiscal Period that this Agreement was in effect and the denominator of which is the total number of days in the Fiscal Period.

12. Representations and Sales Materials. No person is authorized to make any representations concerning the Funds or the [SHARE NAME ACRONYM] Shares except those contained in each Prospectus and SAI and in sales material and such printed information as

[CLIENT ACRONYM] may subsequently prepare. No person is authorized to distribute any sales material relating to the Funds not prepared by R&T without the prior written approval of R&T.

          13. Arbitration. Any dispute, controversy, or claim arising out of, connected with, or relating to this Agreement, or the breach, validity, or enforceability of any provision of this Agreement, will be resolved by final and binding arbitration in accordance with and subject to the Arbitration Rules of NASD then in effect. Arbitration shall take place in New York, New York. All expenses associated with obtaining and utilizing the services of NASD and the arbitrators shall be shared equally by the parties hereto. NASD and the arbitrators shall be made aware of this provision and shall agree to request payment separately from R&T and [CLIENT ACRONYM] for said services, including all expenses directly related to the arbitration, other than the expense of witnesses, which shall be borne by the party producing such witnesses.


          Notwithstanding the foregoing, R&T and [CLIENT ACRONYM] shall bear their own respective costs of preparing for and participating in the arbitration, including, without limitation, their attorneys' fees, expert and/or witness fees, and their costs of complying with discovery requests. Judgment upon the award rendered in any arbitration may be entered in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an enforcement, as the law of the state having jurisdiction may require or allow. The fact that arbitration is or may be allowed will not impair the exercise of any termination rights under this Agreement.

          14. Waiver. No failure or delay by either party to exercise any right of such party regarding an obligation of the other party to this Agreement shall operate as a waiver thereof, unless agreed to in writing by both parties. Any single or partial exercise by either party of any of its rights shall not preclude such party from any other or further exercise of any such right or the exercise of any other right. Any single or partial waiver by either party of any obligation of the other party under this Agreement shall constitute a waiver of such obligation only as specified in such waiver and shall not constitute a waiver of any other obligation.

          15. Amendment. This Agreement cannot be changed, modified or amended, except by an instrument in writing executed by all parties hereto.

          16. Choice of Law; Entire Agreement. This Agreement shall be governed by and shall be interpreted in accordance with the laws of the State of New York. This Agreement, including any attachments or exhibits hereto, supersedes any and all prior written or oral agreements between the parties with respect to the subject matter hereof and hereby constitutes the entire Agreement between the parties with respect to the subject matter hereof, and may only be amended in writing signed by authorized officers of the parties.

          17. Confidentiality. In accordance with Regulation S-P, if non-public personal information regarding either party's customers or consumers is disclosed to the other party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

          18. Notice. Any notice or other communication given under this Agreement to either party shall be in writing, delivered by hand or through the United States Postal Service, registered or certified mail with return receipt requested or by nationally recognized overnight courier to the following individuals' attention (or to such other individuals and/or addresses as may be set forth in a written notice sent by either party, as applicable):

         Notices to R&T and to any of the Funds:

         Attention:                 Rosanne Holtzer
         Title:                     Senior Vice President
         FAX number:                (212) 399-6639
         Address:                   600 Fifth Avenue
                                    New York, NY  10020

         Notices to [CLIENT ACRONYM]:

         Attention:                 ________________________
         Title:                     ________________________
         FAX number:                ________________________
         Address:                   ________________________

          The parties agree that proper notice given to R&T constitutes notice to R&T and each and all of the Funds.

          19. Anti-Money Laundering Representations. [CLIENT ACRONYM] represents warrants and agrees that [CLIENT ACRONYM] has, and agrees to maintain, an anti-money laundering ("AML") program that satisfies the requirements of Title III of the USA PATRIOT Act and applicable anti-money laundering regulations (Applicable Law"). [CLIENT ACRONYM] also agrees it will comply with Applicable Law with respect to the [SHARE NAME ACRONYM] Shares, including, but not limited to, the monitoring and reporting of suspicious transactions and the implementation of a customer identification program that complies with Applicable Law. [CLIENT ACRONYM] also agrees to supply R&T and the Funds, upon request, with evidence of the due diligence work that it has carried out for particular introduced customers and such other information and reports as R&T or the Funds may from time to time reasonable request. In addition, with respect to [SHARE NAME ACRONYM] Shares held in the name of [CLIENT ACRONYM] customers (i.e. fully disclosed accounts), [CLIENT ACRONYM] agrees to promptly inform R&T and the Fund if [CLIENT ACRONYM] cannot form a reasonable belief that it knows the true identity of the customer within a reasonable time after the account has been opened for such customer. [CLIENT ACRONYM] also agrees to permit inspection by U.S. federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to [CLIENT ACRONYM]'s AML program as they may reasonably request.

Please indicate your confirmation and acceptance of this Agreement by signing below and returning one copy of this agreement to Reich & Tang Distributors, Inc., 600 Fifth Avenue, New York, NY 10020.

                                              Reich & Tang Distributors, Inc.




_________________________, 2004              by: ______________________________
                                                 Richard De Sanctis
                                                 Executive Vice President &
                                                 Chief Financial Officer






_________________________, 2004                 [CLIENT NAME]



                                               by:______________________________
                                              Name:_____________________________
                                              Title:____________________________

                                    EXHIBIT A







[LIST OF FUNDS]

                                    EXHIBIT B
                            Services to be Performed

                          Automated Transaction System


1.        Establish new accounts a) maintain current client account  information
          b) maintain proper account documentation including W8 and W9's

2.       Process all investments and redemptions.

3.       "Bulk" wire net daily with the Fund's Bank.

4. Confirm, to the extent required under Federal securities law, all money fund transactions to clients.

5.       Maintain money fund balances on customer accounts.

6.       Respond to shareholder inquiries regarding money fund activity.

7. Ensure that all new shareholders are provided with a current prospectus.

8. Perform all special mailings to customers required by the Funds, such as Prospectus mailings, Proxy Solicitation, and Semi-Annual and Annual Reports.

9. Provide monthly statements for customers which include money fund balances.

10.      Include unclaimed property reporting.